NEITHERTHEISSUANCEANDSALEOFTHESECURITIESREPRESENTEDBYTHISCERTIFICATENORTHESECURITIESINTOWHICHTHESESECURITIESARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIESACTOF1933,ASAMENDED,ORAPPLICABLESTATESECURITIESLAWS.THESECURITIESMAYNOTBEOFFEREDFORSALE,SOLD,TRANSFERREDORASSIGNED(I)INTHEABSENCEOF(A)ANEFFECTIVEREGISTRATIONSTATEMENTFORTHESECURITIESUNDERTHESECURITIESACTOF1933,ASAMENDED,OR(B)ANOPINIONOFCOUNSEL(WHICHCOUNSELSHALLBESELECTEDBYTHEHOLDER),INAGENERALLYACCEPTABLEFORM,THATREGISTRATIONISNOTREQUIREDUNDERSAIDACTOR(II)UNLESSSOLDPURSUANTTORULE144ORRULE144AUNDERSAIDACT.NOTWITHSTANDING THEFOREGOING,THESECURITIESMAYBEPLEDGEDINCONNECTIONWITHABONAFIDEMARGINACCOUNTOROTHERLOANORFINANCINGARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: US$55,750 Issue Date: August19,2015Purchase Price: US$55,750

CONVERTIBLE PROMISSORY NOTE

FORVALUERECEIVED,MAXSOUNDCORPORATION,aDelawarecorporation(hereinaftercalledthe“Borrower”),herebypromisestopaytotheorderofAUCTUSFUND,LLC,aDelawarelimitedliabilitycompany,orregisteredassigns(the“Holder”)thesumofUS$55,750together with anyinterestassetforthherein,onMay19,2016(the “MaturityDate”),andtopayinterestontheunpaidprincipalbalancehereofattherateoftenpercent(10%)(the“InterestRate”)perannumfromthedatehereof(the“IssueDate”)untilthesamebecomesdueandpayable,whetheratmaturityoruponaccelerationorbyprepaymentorotherwise.ThisNotemaynotbeprepaidinwholeorinpartexceptasotherwiseexplicitlysetforthhereinwiththewrittenconsentoftheHolderwhich maybewithheldforanyreasonorfornoreason.AnyamountofprincipalorinterestonthisNotewhichisnotpaidwhendueshallbearinterestattherateoftwenty-fourpercent(24%)perannumfromtheduedatethereofuntilthesameispaid(the“DefaultInterest”).InterestshallcommenceaccruingonthedatethattheNoteisfullypaidandshallbecomputedonthebasisofa360-dayyearandthe actualnumberofdayselapsed.Allpaymentsduehereunder(totheextentnotconvertedintocommonstock,$0.00001parvaluepershare(the“CommonStock”)inaccordancewiththetermshereof)shallbemadeinlawfulmoneyoftheUnitedStatesofAmerica.AllpaymentsshallbemadeatsuchaddressastheHoldershallhereaftergivetotheBorrowerbywrittennoticemadeinaccordancewiththeprovisionsofthisNote.WheneveranyamountexpressedtobeduebythetermsofthisNoteisdueonanydaywhichisnotabusinessday,thesameshallinsteadbedueonthenextsucceedingdaywhichisabusinessday and,inthecaseofanyinterestpayment datewhichisnotthedateonwhichthisNoteispaidinfull,theextensionoftheduedatethereofshallnotbetakenintoaccountforpurposesofdeterminingtheamountofinterestdueonsuchdate.AsusedinthisNote,theterm“businessday”shallmeananydayother than a Saturday, Sunday or a day on which commercial banks in the city

ofNewYork,NewYorkareauthorizedorrequiredbylaworexecutiveordertoremainclosed.Eachcapitalizedtermusedherein,andnototherwisedefined,shallhavethemeaningascribedthereto in that certain Securities Purchase Agreement datedthedatehereof,pursuanttowhichthisNote was originally issued (the “PurchaseAgreement”).

ThisNoteisfreefromalltaxes,liens,claimsandencumbranceswithrespecttotheissuethereofandshallnotbesubjecttopreemptiverightsorothersimilarrightsofshareholdersoftheBorrower and will not impose personal liabilityupon the holder thereof.

The following terms shall applyto this Note:

ARTICLEI.CONVERSION RIGHTS

            ConversionRight.TheHoldershallhavetherightfromtimetotime,andatanytimefollowingthedateofthisNoteandendingonthelaterof(i)theMaturityDateand(ii)thedateofpaymentoftheDefaultAmount(asdefinedinArticleIII) pursuant toSection 1.6(a)orArticleIII,eachinrespectoftheremainingoutstandingprincipalamountofthisNotetoconvertalloranypartoftheoutstandingandunpaidprincipalamountofthisNoteintofullypaidandnon-assessablesharesofCommonStock,assuchCommonStockexistsontheIssueDate,oranysharesof capital stock or other securities of the Borrower into which such Common Stock shall hereafterbechangedorreclassifiedattheConversionPrice(asdefinedbelow)determinedasprovidedherein(a“Conversion”);provided,however,thatinnoeventshalltheHolderbeentitledtoconvertanyportionofthisNoteinexcessofthatportionofthisNoteuponconversionofwhichthesumof(1)thenumberofsharesofCommonStockbeneficiallyownedbytheHolderanditsaffiliates(otherthansharesofCommonStockwhichmaybedeemedbeneficiallyownedthroughtheownershipoftheunconvertedportionoftheNotesortheunexercisedorunconvertedportionofanyothersecurityoftheBorrowersubjecttoalimitationonconversionorexerciseanalogoustothelimitationscontainedherein)and(2)thenumberofsharesofCommonStockissuableupontheconversionoftheportionofthisNotewithrespecttowhichthedeterminationofthisprovisoisbeingmade,wouldresultinbeneficialownershipbytheHolderanditsaffiliatesofmorethan4.99%oftheoutstandingsharesofCommonStock.Forpurposesoftheprovisototheimmediatelypreceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) oftheSecuritiesExchangeActof1934,asamended(the“ExchangeAct”),andRegulations13D-Gthereunder,exceptasotherwiseprovidedinclause(1)ofsuchproviso,provided,further,however,thatthelimitationsonconversionmaybewaivedbytheHolderupon,attheelectionoftheHolder,notlessthan61days’priornoticetotheBorrower,andtheprovisionsoftheconversionlimitationshallcontinue to applyuntilsuch61stday(orsuchlaterdate,asdeterminedbytheHolder,asmaybespecifiedinsuchnoticeofwaiver).ThenumberofsharesofCommonStocktobeissueduponeach conversion of this Note shall be determined bydividing the Conversion Amount (as defined below)bytheapplicableConversionPricethenineffectonthedatespecifiedinthenoticeofconversion,intheformattachedheretoasExhibitA(the“NoticeofConversion”),deliveredtotheBorrowerbytheHolderinaccordancewithSection1.4below;providedthattheNoticeofConversionissubmittedbyfacsimileore-mail(orbyothermeansresultingin,orreasonablyexpectedtoresultin,notice)totheBorrowerbefore6:00p.m.,NewYork,NewYorktimeonsuchconversion date (the “Conversion Date”).The term “Conversion Amount” means, with respecttoanyconversionofthisNote,thesumof(1)theprincipalamountofthisNotetobeconvertedin

suchconversionplus(2)attheHolder’soption,accruedandunpaidinterest,ifany,onsuchprincipalamountattheinterestratesprovidedinthisNotetotheConversionDate,providedhowever,thattheBorrowershallhavetherighttopayanyorallinterestincashplus(3)attheHolder’soption,DefaultInterest,ifany,ontheamountsreferredtointheimmediatelyprecedingclauses (1) and/or (2)plus(4) at the Holder’s option, any amounts owed to the Holder pursuant toSections 1.3 and 1.4(g) hereof.

Conversion Price.

(a)    CalculationofConversionPrice.Subjecttotheadjustmentsdescribedherein,andprovidedthatnoEventofDefault(asdefinedinArticleIII)hasoccurred,theconversionprice(the“ConversionPrice”)shallequaltheVariableConversionPrice(asdefinedherein)(subjecttoequitableadjustmentsforstocksplits,stockdividendsorrightsofferingsbytheBorrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower,combinations,recapitalization,reclassifications,extraordinarydistributionsandsimilarevents).The“VariableConversionPrice”shallmean65%multipliedbytheMarketPrice(asdefinedherein) (representing a discount rate of 35%).“Market Price” means the lowest Trading Price (asdefinedbelow)fortheCommonStockduringthefifteen(15)TradingDayperiodendingonthelatestcompleteTradingDaypriortotheConversionDate.“TradingPrice”means,foranysecurityasofanydate, thelesser of: (i) the lowest trade priceontheOver-the-Counter Bulletin Board(the“OTCBB”),OTCQBorapplicabletradingmarketasreportedbyareliablereportingservice(“ReportingService”)designatedbytheHolderor,iftheOTCBBisnottheprincipaltradingmarket for such security,the trading priceofsuchsecurity on the principal securities exchange ortradingmarketwheresuchsecurityislistedortradedor,ifnotradingpriceofsuchsecurityisavailable in anyoftheforegoingmanners,theaverageofthetrading pricesofanymarket makersfor such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc., or (ii)theclosingbidpriceontheOTCBB,OTCQBorapplicabletradingmarketasreportedbyaReportingServicedesignatedbytheHolderor,iftheOTCBBisnottheprincipaltradingmarketforsuchsecurity,theclosingbidpriceofsuchsecurityontheprincipalsecuritiesexchangeortrading market where such security is listed or traded or, if no closing bid price of such securityisavailableinanyoftheforegoingmanners,theaverageoftheclosingbidpricesofanymarketmakersforsuchsecuritythatarelistedinthe“pinksheets”bytheNationalQuotationBureau, Inc.TotheextenttheConversionPriceoftheBorrower’sCommonStockclosesbelowtheparvaluepershare,theBorrowerwilltakeallstepsnecessarytosolicittheconsentofthestockholderstoreducetheparvaluetothelowestvaluepossibleunderlaw.TheBorroweragreestohonorallconversionssubmittedpendingthisadjustment.Furthermore,theConversionPricemaybeadjusteddownwardif,withinthree(3)businessdaysofthetransmittaloftheNoticeofConversiontotheBorrower,theCommonStockhasaclosingbidwhichis5%orlowerthanthatsetforthinthe Notice of Conversion. Ifthesharesof the Borrower’s Common Stockhavenotbeendeliveredwithinthree(3)businessdaystotheBorrower,theNoticeofConversionmayberescinded.AtanytimeaftertheClosingDate,ifinthecasethattheBorrower’sCommonStockisnotdeliverablebyDWAC(including if the Borrower’stransferagenthasapolicyprohibitingorlimitingdeliveryofsharesoftheBorrower’sCommonStockspecifiedinaNoticeofConversion),anadditional10%discountwillapplyforallfutureconversionsunderallNotes.IfinthecasethattheBorrower’sCommonStockis“chilled”fordepositintotheDTCsystemandonlyeligibleforclearing deposit,an additional15%discountshallapplyfor all future conversions under all Notes

whilethe“chill”isineffect.Ifinthecaseofbothoftheabove,anadditionalcumulative25%discountshallapply.Additionally,iftheCompanyceasestobeareportingcompany pursuanttothe1934ActoriftheNotecannotbeconvertedintofreetradingsharesaftersixmonthsfromtheIssueDate,anadditional15%discountwillbeattributedtotheConversionPrice.IftheTradingPricecannotbecalculatedforsuchsecurityonsuchdateinthemannerprovidedabove,theTradingPriceshallbethefairmarketvalueasmutuallydeterminedbytheBorrowerandtheholdersofamajorityin interest of the Notes being converted for which the calculation of the Trading Price is requiredinordertodeterminetheConversionPriceofsuchNotes.“TradingDay”shallmeananydayonwhichtheCommonStockistradableforanyperiodontheOTCBB,OTCQBorontheprincipalsecuritiesexchangeorothersecuritiesmarketonwhichtheCommonStockisthenbeingtraded.TheBorrowershallberesponsibleforthefeesofitstransferagentandallDTCfeesassociated with anysuchissuance.

(b)   ConversionPriceDuringMajorAnnouncements.NotwithstandinganythingcontainedinSection1.2(a)tothecontrary,intheeventtheBorrower(i)makesapublicannouncementthatitintendstoconsolidateormergewithanyothercorporation(otherthanamergerinwhichtheBorroweristhesurvivingorcontinuingcorporationanditscapitalstockisunchanged)orsellortransferallorsubstantiallyalloftheassetsoftheBorroweror(ii)anyperson,grouporentity(includingtheBorrower)publiclyannouncesatenderoffertopurchase50%ormoreoftheBorrower’sCommonStock(oranyothertakeoverscheme)(thedateoftheannouncementreferredtoinclause(i)or(ii)ishereinafterreferredtoasthe“AnnouncementDate”),thentheConversionPriceshall,effectiveupontheAnnouncementDateandcontinuingthroughtheAdjustedConversionPriceTerminationDate(asdefinedbelow),beequaltothelowerof(x)theConversionPricewhichwouldhavebeenapplicableforaConversionoccurringontheAnnouncementDateand(y)theConversionPricethatwouldotherwisebeineffect.FromandaftertheAdjustedConversionPriceTerminationDate,theConversionPriceshallbedeterminedas set forth in this Section 1.2(a). For purposes hereof, “Adjusted Conversion Price Termination Date”shallmean,withrespecttoanyproposedtransactionortenderoffer(ortakeoverscheme)forwhichapublicannouncementascontemplatedbythisSection1.2(b)hasbeenmade,thedateuponwhichtheBorrower(inthecaseofclause(i)above)ortheperson,grouporentity(inthecase of clause (ii) above) consummates or publicly announces the termination or abandonment oftheproposedtransactionortenderoffer(ortakeoverscheme)whichcausedthisSection1.2(b)tobecome operative.

(c)                ProRataConversion;Disputes.IntheeventofadisputeastothenumberofsharesofCommonStockissuabletotheHolderinconnectionwithaconversionofthisNote,theBorrowershallissuetotheHolderthenumberofsharesofCommonStocknotindisputeandresolvesuchdisputeinaccordancewithSection4.13.

            AuthorizedShares.TheBorrowercovenantsthatduringtheperiodtheconversionrightexists,theBorrowerwillreservefromitsauthorizedandunissuedCommonStockasufficientnumberofshares,freefrompreemptiverights,toprovidefortheissuanceofCommonStockuponthefullconversionofthisNoteissuedpursuanttothePurchaseAgreement.TheBorrowerisrequiredatalltimestohaveauthorizedand reservedthreeandonehalf(3.5)timesthenumberofsharesthatisactuallyissuableupon full conversionoftheNote(basedon theConversionPriceoftheNotesineffectfromtimetotime)(the“ReservedAmount”).The

ReservedAmountshallbeincreasedfromtimetotimeinaccordancewiththeBorrower’sobligationspursuanttoSection3(d)ofthePurchaseAgreement.TheBorrowerrepresentsthatuponissuance,suchshareswillbedulyandvalidlyissued,fullypaidandnon-assessable.Inaddition,iftheBorrowershallissueanysecuritiesormakeanychangetoitscapitalstructurewhichwouldchangethenumberofsharesofCommonStockintowhichtheNotesshallbeconvertibleatthethencurrentConversionPrice,theBorrowershallatthesametimemakeproperprovisionsothatthereafterthereshallbeasufficientnumberofsharesofCommonStockauthorizedandreserved, freefrom preemptive rights, for conversion of the outstanding Notes.The Borrower (i) acknowledgesthatithasirrevocablyinstructeditstransferagenttoissuecertificatesfortheCommonStockissuableuponconversionofthisNote,and(ii)agreesthatitsissuanceofthisNoteshall constitute full authority to its officers and agents who are charged with the duty of executingstockcertificatestoexecuteandissuethenecessarycertificatesforsharesofCommonStockinaccordancewiththetermsandconditionsofthisNote.Notwithstandingtheforegoing,innoeventshalltheReservedAmountbelowerthantheinitialReservedAmount,regardlessofanypriorconversions.

If,atanytimetheBorrowerdoesnotmaintaintheReservedAmountitwillbeconsideredanEventofDefaultunderSection3.2 of the Note.

Method of Conversion.

(a)    MechanicsofConversion.SubjecttoSection1.1,thisNotemaybeconverted bytheHolderinwholeorinpartatanytimefromtimeto time after the Issue Date, by

(A)submittingtotheBorroweraNoticeofConversion(byfacsimile,e-mailorotherreasonablemeansofcommunicationdispatchedontheConversionDatepriorto5:00p.m., New York,NewYorktime)and(B)subjecttoSection1.4(b),surrenderingthisNoteattheprincipalofficeoftheBorrower.

(b)   SurrenderofNoteUponConversion.Notwithstandinganythingtothecontrarysetforthherein,uponconversionofthisNoteinaccordancewiththetermshereof,theHoldershallnotberequiredtophysicallysurrenderthisNotetotheBorrowerunlesstheentireunpaidprincipalamountofthisNoteissoconverted.TheHolderandthe Borrowershallmaintainrecords showing the principal amount so converted and the dates of such conversions or shall use suchothermethod,reasonablysatisfactorytotheHolderandtheBorrower,soasnottorequirephysicalsurrenderofthisNoteuponeachsuchconversion.Intheeventofanydisputeordiscrepancy,suchrecordsoftheBorrowershall,primafacie,becontrollinganddeterminative intheabsenceofmanifesterror.Notwithstandingtheforegoing,ifanyportionofthisNoteisconvertedasaforesaid,theHoldermaynottransferthisNoteunlesstheHolderfirstphysicallysurrendersthisNotetotheBorrower,whereupontheBorrowerwillforthwithissueanddeliverupon the order of the Holder a new Note of like tenor, registered as the Holder (upon paymentbytheHolderofanyapplicabletransfertaxes)mayrequest,representingintheaggregatetheremainingunpaidprincipalamountofthisNote.TheHolderandanyassignee,byacceptanceofthisNote,acknowledgeandagreethat,byreasonoftheprovisionsofthisparagraph,followingconversionofaportionofthisNote,theunpaidandunconvertedprincipalamountofthisNoterepresented by this Note may be less than the amount stated on the face hereof.

(c)    PaymentofTaxes.TheBorrowershallnotberequiredtopayanytaxwhichmaybepayableinrespectofanytransferinvolvedintheissueanddeliveryofsharesofCommonStockorothersecuritiesorpropertyonconversionofthisNoteinanameotherthanthatoftheHolder(orinstreetname),andtheBorrowershallnotberequiredtoissueordeliveranysuchsharesorothersecuritiesorpropertyunlessanduntilthepersonorpersons(otherthantheHolder or the custodian in whose street name such shares are to be held for the Holder’s account) requestingtheissuancethereofshallhavepaidtotheBorrowertheamountofanysuchtaxorshallhave established to the satisfaction of the Borrower that such tax has been paid.

(d)   DeliveryofCommonStockUponConversion.UponreceiptbytheBorrowerfromtheHolderofafacsimiletransmissionore-mail(orotherreasonablemeansofcommunication)ofaNoticeofConversionmeetingtherequirementsforconversionasprovidedinthisSection1.4,theBorrowershallissueanddeliverorcausetobeissuedanddeliveredtoorupontheorderoftheHoldercertificatesfortheCommonStockissuableuponsuchconversionwithinthree(3)businessdaysaftersuchreceipt(the“Deadline”)(and,solelyinthecaseofconversionoftheentireunpaidprincipalamounthereof,surrenderofthisNote)inaccordancewiththe terms hereof and the Purchase Agreement.

(e)    ObligationofBorrowertoDeliverCommonStock.UponreceiptbytheBorrower ofa Notice of Conversion, the Holder shall be deemed to be the holder of record of theCommonStockissuableuponsuchconversion,theoutstandingprincipalamountandtheamount ofaccruedandunpaidinterestonthisNoteshallbereducedtoreflectsuch conversion,and,unlesstheBorrowerdefaultsonitsobligationsunderthisArticleI,allrightswithrespecttotheportionofthisNotebeingsoconvertedshallforthwithterminateexcepttherighttoreceivetheCommonStockorothersecurities,cashorotherassets,ashereinprovided,onsuchconversion.IftheHoldershallhavegivenaNoticeofConversionasprovidedherein,theBorrower’sobligationtoissueanddeliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absenceofanyactionbytheHoldertoenforcethesame,anywaiverorconsentwithrespecttoanyprovisionthereof,therecoveryofanyjudgmentagainstanypersonoranyactiontoenforcethesame,anyfailureordelayinthe enforcementofanyotherobligationoftheBorrowertotheholderofrecord,oranysetoff,counterclaim,recoupment,limitationortermination,oranybreachorallegedbreachbytheHolderofanyobligationtotheBorrower,andirrespectiveofanyothercircumstancewhichmightotherwiselimitsuchobligationoftheBorrowertotheHolderinconnectionwithsuchconversion.TheConversionDatespecifiedintheNoticeofConversionshallbetheConversionDatesolongastheNoticeofConversionisreceivedbytheBorrowerbefore 5:00 p.m., New York, New York time, on such date.

(f)    DeliveryofCommonStockbyElectronicTransfer.InlieuofdeliveringphysicalcertificatesrepresentingtheCommonStockissuableuponconversion,providedtheBorrowerisparticipatingintheDepositoryTrustCompany(“DTC”)FastAutomatedSecuritiesTransfer(“FAST”)program,uponrequestoftheHolderanditscompliancewiththeprovisionscontainedinSection1.1andinthisSection1.4,theBorrowershalluseitscommerciallyreasonablebest efforts to cause its transfer agent to electronicallytransmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker withDTC through itsDeposit WithdrawalAt Custodian (“DWAC”) system.

(g)               DTCEligibility&Sub-Penny.IftheBorrowerfailstomaintainitsstatusas“DTCEligible”foranyreason,or,iftheConversionPriceislessthan$0.00001,theprincipalamountoftheNoteshallincreasebyFifteenThousandandNo/100UnitedStatesDollars($15,000)(underHolder’sandBorrower’sexpectationthatanyprincipalamountincreasewilltackbacktotheIssueDate).Inaddition,theVariableConversionPriceshallberedefinedtomeanfortypercent(40%)multipliedbytheMarketPrice,subjecttoadjustmentasprovidedinthisNote.

(h)   Failure to Deliver Common Stock Prior to DeliveryDeadline.WithoutinanywaylimitingtheHolder’srighttopursueotherremedies,includingactualdamagesand/orequitablerelief,thepartiesagreethatifdeliveryoftheCommonStockissuableuponconversionofthisNoteisnotdeliveredbytheDeadline(otherthanafailureduetothecircumstancesdescribedinSection1.3above,whichfailureshallbegovernedbysuchSection)theBorrowershallpaytotheHolder$2,000perdayincash,foreachdaybeyondtheDeadlinethattheBorrowerfailstodeliversuchCommonStockuntiltheBorrowerissuesanddeliversacertificatetotheHolderorcredittheHolder'sbalanceaccountwithOTCforthenumberofsharesofCommonStocktowhichtheHolderisentitleduponsuchHolder'sconversionofanyConversionAmount(underHolder'sandBorrower'sexpectationthatanydamageswilltackbacktotheIssueDate)..SuchcashamountshallbepaidtoHolderbythefifthdayofthemonthfollowingthemonthinwhich it has accrued or, at the option of the Holder (bywritten notice to the Borrower bythe firstdayofthemonthfollowingthemonthinwhichithasaccrued),shallbeaddedtotheprincipalamountofthisNote,inwhicheventinterestshallaccruethereoninaccordancewiththetermsofthisNoteandsuchadditionalprincipalamountshallbeconvertibleintoCommonStockinaccordancewiththetermsofthisNote.TheBorroweragreesthattherighttoconvertisavaluablerighttotheHolder.Thedamagesresultingfromafailure,attempttofrustrate,interferencewithsuchconversionrightaredifficultifnotimpossibletoqualify.Accordinglythepartiesacknowledge that the liquidated damages provision contained in this Section 1.4(h) are justified.

(i)                 Rescindment of a Notice of Conversion.If (i) the Borrower fails torespondtoHolderwithinone(1)businessdayfromtheConversionDateconfirmingthedetailsofNoticeofConversion,(ii)theBorrowerfailstoprovideanyofthesharesoftheBorrower’sCommonStockrequestedintheNoticeofConversionwithinthree(3)businessdaysfromthedateof receipt of the Note of Conversion, (iii) the Holder is unable to procure a legal opinion required tohavethesharesoftheBorrower’sCommonStockissuedunrestrictedand/ordepositedtosellforanyreasonrelatedtotheBorrower’sstanding,(iv)theHolderisunabletodepositthesharesof the Borrower’s Common Stock requested in the Notice of Conversion for anyreason related totheBorrower’sstanding,(v)atanytimeafteramissedDeadline,attheHolder’ssolediscretion,or (vi) if OTC Markets changes the Borrower's designation to ‘Limited Information’ (Yield), ‘NoInformation’(StopSign),‘CaveatEmptor’(Skull&Crossbones),‘OTC’,‘OtherOTC’or‘GreyMarket’(ExclamationMarkSign)orothertradingrestrictiononthedayoforanydayaftertheConversionDate,theHoldermaintainstheoptionandsolediscretiontorescindtheNoticeofConversion (“Rescindment”) with a “Notice of Rescindment.”

            ConcerningtheShares.ThesharesofCommonStockissuableuponconversionof this Note maynot be sold or transferred unless(i) such shares are sold pursuant to an effectiveregistrationstatementundertheActor(ii)theBorroweroritstransferagentshallhavebeenfurnishedwithanopinionofcounsel(whichopinionshallbeinform,substanceandscope customaryforopinionsofcounselincomparabletransactions)totheeffectthatthesharestobesoldortransferredmaybesoldortransferredpursuanttoanexemptionfromsuchregistration or

(iii)suchsharesaresoldortransferredpursuanttoRule144undertheAct(orasuccessorrule)(“Rule144”)or(iv)suchsharesaretransferredtoan“affiliate”(asdefinedinRule144)oftheBorrower who agrees to sell or otherwise transfer the shares onlyin accordance with this Section

         andwhoisanAccreditedInvestor(asdefinedinthePurchaseAgreement).Exceptasotherwiseprovided in the Purchase Agreement (and subject to the removal provisions set forth below), untilsuchtimeasthesharesofCommonStockissuableuponconversionofthisNotehavebeenregistered under the Act or otherwise maybe sold pursuant to Rule 144 without anyrestriction astothenumberofsecuritiesasofaparticulardatethatcanthenbeimmediatelysold,eachcertificateforsharesofCommonStockissuableuponconversionofthisNotethathasnotbeensoincludedin an effective registration statement or that has not been sold pursuant to an effective registrationstatement or an exemption that permits removal of the legend, shall bear a legend substantiallyin the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTEDBYTHISCERTIFICATENORTHESECURITIESINTOWHICHTHESESECURITIESAREEXERCISABLEHAVEBEENREGISTEREDUNDERTHESECURITIESACTOF1933,ASAMENDED,ORAPPLICABLESTATESECURITIESLAWS.THESECURITIESMAYNOTBEOFFEREDFORSALE,SOLD,TRANSFERREDORASSIGNED(I)INTHEABSENCEOF(A)ANEFFECTIVEREGISTRATIONSTATEMENTFORTHESECURITIESUNDERTHESECURITIESACTOF1933,ASAMENDED,OR(B)ANOPINIONOFCOUNSEL(WHICHCOUNSELSHALLBESELECTEDBYTHEHOLDER),INAGENERALLYACCEPTABLEFORM,THATREGISTRATIONISNOTREQUIREDUNDERSAIDACTOR(II)UNLESSSOLDPURSUANTTORULE

144ORRULE144AUNDERSAIDACT.NOTWITHSTANDINGTHEFOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITHABONAFIDEMARGINACCOUNTOROTHERLOANORFINANCINGARRANGEMENT SECURED BY THE SECURITIES.”

ThelegendsetforthaboveshallberemovedandtheBorrowershallissuetotheHolderanewcertificatethereforefreeofanytransferlegendif(i)theBorroweroritstransferagentshallhavereceivedanopinionofcounsel,inform,substanceandscopecustomaryforopinionsofcounselincomparabletransactions,totheeffectthatapublicsaleortransferofsuchCommonStockmaybemadewithoutregistrationundertheAct,whichopinionshallbereasonablyacceptedbytheBorrowerso that the sale or transfer is effected or(ii)inthecaseoftheCommonStockissuableuponconversionofthisNote,suchsecurityisregisteredforsalebytheHolderunder an effective registration statement filed under the Act or otherwise maybesoldpursuantto Rule 144 without any restriction as to the number of securities as of a particular date that can thenbeimmediatelysold.IntheeventthattheBorrowerdoesnotaccepttheopinionofcounselprovidedbytheBuyerwithrespecttothetransferofSecuritiespursuanttoanexemptionfromregistration,suchasRule144orRegulationS,attheDeadline,itwillbeconsideredanEventofDefault pursuant to Section3.2 of the Note.

            Effect of Certain Events.

(a)    EffectofMerger,Consolidation,Etc.AttheoptionoftheHolder,thesale,conveyanceordispositionofallorsubstantiallyalloftheassetsoftheBorrower,theeffectuationbytheBorrowerofatransactionorseriesofrelatedtransactionsinwhichmorethan50%ofthevotingpoweroftheBorrowerisdisposedof,ortheconsolidation,mergerorotherbusinesscombinationoftheBorrowerwithorintoanyotherPerson(asdefinedbelow)orPersonswhentheBorrowerisnotthesurvivorshalleither:(i)bedeemedtobeanEventofDefault(asdefined in ArticleIII) pursuant to which the Borrower shall be required to payto the Holder upontheconsummationofandasaconditiontosuchtransactionanamountequaltotheDefaultAmount(as defined in Article III)or (ii)be treated pursuant to Section 1.6(b) hereof.“Person” shall meananyindividual,corporation,limitedliabilitycompany,partnership,association,trustorotherentityor organization.

(b)   AdjustmentDuetoMerger,Consolidation,Etc.If,atanytimewhenthisNoteisissuedandoutstandingandpriortoconversionofalloftheNotes,thereshallbeanymerger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event,as a result of which shares of Common Stock of the Borrower shall be changed into the same or adifferentnumberofsharesofanotherclassorclassesofstockorsecuritiesoftheBorroweroranotherentity,orincaseofanysaleorconveyanceofallorsubstantiallyalloftheassetsoftheBorrowerotherthaninconnectionwithaplanofcompleteliquidationoftheBorrower,thentheHolderofthisNoteshallthereafterhavetherighttoreceiveuponconversionofthisNote,uponthe basisand upon the terms and conditions specified herein and in lieu of the shares of Common Stockimmediatelytheretoforeissuableupon conversion,suchstock,securitiesorassetswhichtheHolderwouldhavebeen entitledtoreceiveinsuchtransactionhadthisNotebeenconvertedinfullimmediatelypriortosuchtransaction(withoutregardtoanylimitationsonconversionsetforthherein),andinanysuchcaseappropriateprovisionsshallbemadewithrespecttotherightsandinterestsoftheHolderofthisNotetotheendthattheprovisionshereof(including,withoutlimitation, provisions for adjustment of the Conversion Price and of the number of shares issuableuponconversionoftheNote)shallthereafterbeapplicable,asnearlyasmaybepracticableinrelationtoanysecuritiesorassetsthereafterdeliverableupontheconversionhereof.TheBorrowershallnotaffectanytransactiondescribedinthisSection1.6(b)unless(a)itfirstgives,totheextentpracticable,thirty(30)dayspriorwrittennotice(butinanyeventatleastfifteen(15)dayspriorwrittennotice)oftherecorddateofthespecialmeetingofshareholderstoapprove,orifthereisnosuchrecorddate,theconsummationof,suchmerger,consolidation,exchangeofshares,recapitalization,reorganizationorothersimilareventorsaleofassets(duringwhichtimetheHolder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity(ifnottheBorrower) assumesbywritteninstrumenttheobligationsofthisSection1.6(b).Theaboveprovisionsshallsimilarlyapplytosuccessiveconsolidations,mergers,sales,transfersorshareexchanges.

(c)    Adjustment Due to Distribution.Ifthe Borrower shall declare or makeanydistributionofitsassets(orrightstoacquireitsassets)toholdersofCommonStockasadividend,stockrepurchase,bywayofreturnofcapitalorotherwise(includinganydividendordistributiontotheBorrower’sshareholdersincashorshares(orrightstoacquireshares)ofcapitalstockofasubsidiary(i.e.,aspin-off))(a“Distribution”),thentheHolderofthisNoteshallbeentitled,uponanyconversionofthisNoteafterthedateofrecordfordeterminingshareholdersentitled to such Distribution, to receive the amount of such assets which would have been payable

totheHolderwithrespecttothesharesofCommonStockissuableuponsuchconversionhadsuchHolder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)   AdjustmentDuetoDilutiveIssuance.If,atanytimewhenanyNotesare issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereofisdeemedtohaveissuedorsold,exceptforsharesofCommonStockissueddirectlytovendors or suppliers of theBorrowerin satisfaction of amounts owed to such vendors or suppliers(provided,however,thatsuchvendorsorsuppliersshallnothaveanarrangementtotransfer,sellorassignsuchsharesofCommonStockpriortotheissuanceofsuchshares),anysharesofCommon Stockforno considerationorforaconsiderationpershare(beforedeductionofreasonableexpensesorcommissionsorunderwritingdiscountsorallowancesinconnectiontherewith)lessthantheConversionPriceineffectonthedateofsuchissuance(ordeemedissuance)ofsuchsharesofCommonStock(a“DilutiveIssuance”),thenimmediatelyupontheDilutiveIssuance,theConversionPricewillbereducedtotheamountoftheconsiderationpershare received by the Borrower in such Dilutive Issuance.

TheBorrowershallbedeemedtohaveissuedorsoldsharesofCommonStockifthe Borrowerinanymannerissuesor grantsanywarrants,rightsoroptions(notincludingemployeestockoptionplans),whetherornotimmediatelyexercisable,tosubscribeforortopurchaseCommonStockorothersecuritiesconvertibleintoorexchangeableforCommonStock(“ConvertibleSecurities”)(suchwarrants,rightsandoptionstopurchaseCommonStockorConvertibleSecuritiesarehereinafterreferredtoas“Options”)andthepricepershareforwhichCommonStockisissuableupontheexerciseofsuchOptionsislessthantheConversionPricethenineffect,thentheConversionPriceshallbeequaltosuchpricepershare.Forpurposesoftheprecedingsentence,the“pricepershareforwhichCommonStockisissuableupontheexerciseofsuchOptions”isdeterminedbydividing(i)thetotalamount,ifany,receivedorreceivablebythe Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregateamountofadditionalconsideration,ifany,payabletotheBorrowerupontheexerciseofallsuchOptions,plus,inthecaseofConvertibleSecuritiesissuableupontheexerciseofsuchOptions, the minimum aggregate amount of additional consideration payable upon the conversionorexchangethereofatthetimesuchConvertibleSecuritiesfirstbecomeconvertibleorexchangeable,by(ii)themaximumtotalnumberofsharesofCommonStockissuableupontheexerciseofallsuchOptions(assumingfullconversionofConvertibleSecurities,ifapplicable).NofurtheradjustmenttotheConversionPricewillbemadeupontheactualissuanceofsuchCommonStockupontheexerciseofsuchOptionsorupontheconversionorexchangeofConvertibleSecuritiesissuableuponexerciseofsuchOptions.

Additionally,theBorrowershallbedeemedtohaveissuedorsoldsharesofCommon Stock if the Borrower in anymanner issues or sells anyConvertible Securities, whetherornotimmediatelyconvertible(otherthanwherethesameareissuableupontheexerciseofOptions),andthepricepershareforwhichCommonStockisissuableuponsuchconversionorexchange is less than the Conversion Price then in effect, then the Conversion Price shall be equaltosuchpricepershare.Forthepurposesoftheprecedingsentence,the“pricepershareforwhichCommonStockisissuableuponsuchconversionorexchange”isdeterminedbydividing(i)thetotalamount,ifany,receivedorreceivablebytheBorrowerasconsiderationfortheissuanceor

saleofallsuchConvertibleSecurities,plustheminimumaggregateamountofadditionalconsideration,ifany,payabletothe BorrowerupontheconversionorexchangethereofatthetimesuchConvertibleSecuritiesfirstbecomeconvertibleorexchangeable,by(ii)themaximumtotalnumberofsharesofCommonStockissuableupontheconversionorexchangeofallsuchConvertibleSecurities.NofurtheradjustmenttotheConversionPricewillbemadeupontheactualissuanceofsuchCommonStockuponconversionorexchangeofsuchConvertibleSecurities.

(e)    PurchaseRights.If, atanytimewhenanyNotesareissuedandoutstanding,theBorrowerissuesanyconvertiblesecuritiesorrightstopurchasestock,warrants,securitiesorotherproperty(the“PurchaseRights”)proratatotherecordholdersofanyclassofCommonStock,thentheHolderofthisNotewillbeentitledtoacquire,uponthetermsapplicableto such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired ifsuchHolderhadheldthenumberofsharesofCommonStockacquirableuponcompleteconversionofthisNote(withoutregardtoanylimitationsonconversioncontainedherein)immediatelybeforethedateonwhicharecordistakenforthegrant,issuanceorsaleofsuchPurchase Rights or, if no such record is taken, the date as of which the record holders of CommonStock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)    NoticeofAdjustments.UpontheoccurrenceofeachadjustmentorreadjustmentoftheConversionPriceasaresultoftheeventsdescribedinthisSection1.6,theBorrower,atitsexpense,shallpromptlycomputesuchadjustmentorreadjustmentandprepareandfurnishtotheHolderacertificatesettingforthsuchadjustmentorreadjustmentandshowingindetailthefactsuponwhichsuchadjustmentorreadjustmentisbased.TheBorrowershall,uponthe written request at any time of the Holder, furnish to such Holder a like certificate setting forth

(i)suchadjustmentorreadjustment,(ii)theConversionPriceatthetimeineffectand(iii)thenumberofsharesofCommonStockandtheamount,ifany,ofothersecuritiesorproperty whichatthetimewouldbereceiveduponconversionoftheNote.

            TradingMarketLimitations.Unlesspermittedbytheapplicablerulesandregulations of the principal securities market on which the Common Stock is then listed or traded,innoeventshalltheBorrowerissueuponconversionoforotherwisepursuanttothisNoteandtheotherNotesissuedpursuanttothePurchaseAgreementmorethanthemaximumnumberofsharesofCommon Stock that the Borrowercanissuepursuanttoany ruleoftheprincipalUnited StatessecuritiesmarketonwhichtheCommonStockisthentraded(the“MaximumShareAmount”),whichshallbe4.99%ofthetotalsharesoutstandingontheClosingDate(asdefinedinthePurchaseAgreement),subjecttoequitableadjustmentfromtimetotimeforstocksplits,stockdividends,combinations,capital reorganizations and similar events relating to the Common Stockoccurringafterthedatehereof.OncetheMaximumShareAmounthasbeenissued,iftheBorrowerfailstoeliminateanyprohibitionsunderapplicablelawortherulesorregulationsofanystockexchange,interdealerquotationsystemorotherself-regulatoryorganizationwithjurisdictionovertheBorroweroranyofitssecuritiesontheBorrower’sabilitytoissuesharesofCommonStockinexcessoftheMaximum ShareAmount,inlieuofanyfurtherrighttoconvertthisNote,this will be considered an Event of Default under Section3.2 of the Note.

            StatusasShareholder.UponsubmissionofaNoticeofConversionbyaHolder,

(i)thesharescoveredthereby(otherthantheshares,ifany,whichcannotbeissuedbecausetheirissuancewouldexceedsuchHolder’sallocatedportionoftheReservedAmountorMaximumShareAmount)shallbedeemedconvertedintosharesofCommonStockand(ii)theHolder’srightsasaHolderofsuchconvertedportionofthisNoteshallceaseandterminate,exceptingonlytherighttoreceivecertificatesforsuchsharesofCommonStockandtoanyremediesprovidedhereinorotherwiseavailableatlaworinequitytosuchHolderbecauseofafailurebytheBorrowertocomplywiththetermsofthisNote.Notwithstandingtheforegoing,ifaHolderhasnotreceivedcertificatesforallsharesofCommonStockpriortothetenth(10th)businessdayaftertheexpiration of the Deadline with respect to a conversion of any portion of this Note for anyreason,then(unlesstheHolderotherwiseelectstoretainitsstatusasaholderofCommonStockbysonotifying the Borrower) the Holder shall regain the rightsofa Holder of this Note with respect tosuch unconverted portions of this Note and the Borrower shall, as soon as practicable, return suchunconvertedNotetotheHolderor,iftheNotehasnotbeensurrendered,adjustitsrecordstoreflectthat such portionofthisNotehasnotbeenconverted.Inallcases,theHoldershallretainallofitsrightsandremedies(including,withoutlimitation,(i)therighttoreceiveConversionDefaultPaymentspursuanttoSection1.3totheextentrequiredthereby forsuchConversionDefaultandanysubsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequentconversionsdeterminedinaccordancewithSection1.3)fortheBorrower’sfailuretoconvert this Note.

            Prepayment.Notwithstandinganythingtothecontrary containedinthisNote,the Borrower mayprepaythe amounts outstanding hereunder pursuant to the following terms and conditions:

(a)    AtanytimeduringtheperiodbeginningontheIssueDateandendingonthedatewhichisthirty(30)daysfollowingtheIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto125%,multipliedbythesumof:(w)thethenoutstandingprincipal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amountofthisNoteplus (y) Default Interest, if any.

(b)   Atanytimeduringtheperiodbeginningthedaywhichisthirtyone(31)days followingtheIssue Date and ending on the date which issixty(60)days following theIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto130%,multipliedbythe sum of: (w) the then outstanding principal amount of this Noteplus (x)accrued and unpaidinterest on the unpaid principal amount of this Noteplus (y) Default Interest, if any.

(c)    Atanytimeduringtheperiodbeginningthedaywhichis sixtyone(61)daysfollowingthe IssueDateandendingonthedatewhichisninety(90)daysfollowingtheIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto135%,multiplied bythe sum of: (w) the then outstanding principal amount of this Noteplus (x)accrued and unpaidinterestontheunpaidprincipalamountofthisNoteplus (y) Default Interest, if any.

(d)	Atanytimeduringtheperiodbeginningthedaywhichisninetyone

(91)days followingtheIssueDateandendingonthedatewhichisonehundredtwenty(120)daysfollowingtheIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto140%,multipliedbythesumof:(w)thethenoutstandingprincipalamountofthisNoteplus(x)accruedandunpaidinterestontheunpaidprincipalamountofthisNoteplus(y)DefaultInterest, if any.

(e)    Atanytimeduringtheperiodbeginningthedaywhichisonehundredtwentyone (121) days following the Issue Date and ending on the date which is onehundredfifty

(150)daysfollowingtheIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto145%,multipliedbythesumof:(w)thethenoutstandingprincipalamountofthisNoteplus(x)accruedandunpaidinterestontheunpaidprincipalamountofthisNoteplus(y)Default Interest, if any.

(f)    Atanytimeduringtheperiodbeginningthedaywhichisonehundredfiftyone(151)days followingtheIssueDate andending on the date which isonehundredeighty

(180)daysfollowingtheIssueDate,theBorrowershallhavetheright,exercisableonnotlessthanthree(3)TradingDayspriorwrittennoticetotheHolderoftheNotetoprepaytheoutstandingNote(principalandaccruedinterest),infullbymakingapaymenttotheHolderofanamountincashequalto150%,multipliedbythesumof:(w)thethenoutstandingprincipalamountofthisNoteplus(x)accruedandunpaidinterestontheunpaidprincipalamountofthisNoteplus(y)Default Interest, if any.

(g)   Aftertheexpirationofonehundredeighty(180)daysfollowingthedateof the Note, the Borrower shall have no right of prepayment.

Anynotice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to theHolderoftheNoteatitsregisteredaddressesandshallstate:(1)thattheBorrowerisexercisingitsrighttoprepaytheNote,and(2)thedateofprepaymentwhichshallbenotmorethanthree(3)TradingDaysfromthedateoftheOptionalPrepaymentNotice.Onthedatefixedforprepayment(the“OptionalPrepaymentDate”),theBorrowershallmakepaymentoftheapplicableprepaymentamountto or upon the order of the Holder as specified bytheHolderinwritingtotheBorroweratleastone(1)businessdaypriortotheOptionalPrepaymentDate.IftheBorrowerdeliversanOptional Prepayment Notice and fails topaytheapplicable prepaymentamountduetothe HolderoftheNotewithintwo(2)businessdaysfollowingtheOptionalPrepaymentDate,theBorrowershall forever forfeit its right to prepaythe Note pursuant to this Section 1.9.

ARTICLEII.CERTAIN COVENANTS

            DistributionsonCapitalStock.SolongastheBorrowershallhave anyobligationunderthisNote,theBorrowershallnotwithouttheHolder’swrittenconsent(a)pay,declareorsetapartforsuchpayment,anydividendorotherdistribution(whetherincash,propertyorothersecurities)onsharesofcapitalstockotherthandividendsonsharesofCommonStocksolelyintheformofadditionalsharesofCommonStockor(b)directlyorindirectlyorthroughanysubsidiarymakeanyotherpaymentordistributioninrespectofitscapitalstockexceptfordistributionspursuanttoanyshareholders’rightsplanwhichisapprovedbyamajorityoftheBorrower’s disinterested directors.

            RestrictiononStockRepurchases.SolongastheBorrowershallhaveanyobligationunderthisNote,theBorrowershallnotwithouttheHolder’swrittenconsentredeem,repurchaseorotherwiseacquire(whetherforcashorinexchangeforpropertyorothersecuritiesor otherwise) in anyone transaction or series of related transactions anyshares of capital stock of the Borrower or anywarrants, rights or options to purchase or acquire anysuch shares.

            Borrowings.SolongastheBorrowershallhaveanyobligationunderthisNote,theBorrowershallnot,withouttheHolder’swrittenconsent,create,incur,assumeguarantee,endorse,contingentlyagreetopurchaseorotherwisebecomeliableupontheobligationofanyperson,firm,partnership,jointventureorcorporation,exceptbytheendorsementofnegotiableinstrumentsfordepositorcollection,orsuffertoexistanyliabilityforborrowedmoney,except

(a)borrowingsinexistenceorcommittedonthedatehereofandofwhichtheBorrowerhasinformedHolderinwritingpriortothedatehereof,(b)indebtednesstotradecreditorsfinancialinstitutionsorotherlendersincurredintheordinarycourseofbusinessor(c)borrowings,theproceeds of which shall be used to repaythis Note.

            SaleofAssets.SolongastheBorrowershallhaveanyobligationunderthisNote,theBorrowershallnot,withouttheHolder’swrittenconsent,sell,leaseorotherwisedisposeofanysignificant portion of its assets outside the ordinary course of business.Any consent to thedisposition of anyassets maybe conditioned on a specified use of the proceeds of disposition.

            Advances and Loans.So long as the Borrower shall have any obligation underthisNote,theBorrowershallnot,withouttheHolder’swrittenconsent,lendmoney,givecreditormakeadvancestoanyperson,firm,jointventureorcorporation,including,withoutlimitation,officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits oradvances(a)inexistenceorcommittedonthedatehereofandwhichtheBorrowerhasinformedHolder in writing prior to the date hereof, (b) made in the ordinarycourse of business or (c) not inexcess of $100,000.

            Section3(a)(9) or 3(a)(10) Transaction.SolongasthisNoteisoutstanding,theBorrower shall not enter into anytransaction or arrangement structured in accordance with, basedupon,orrelatedorpursuantto,inwholeorinpart,eitherSection3(a)(9)oftheSecuritiesAct(a“3(a)(9)Transaction”)orSection3(a)(l0)oftheSecuritiesAct(a“3(a)(l0)Transaction”).IntheeventthattheBorrowerdoesenterinto,ormakesanyissuanceofCommonStockrelatedtoa3(a)(9)Transactionora3(a)(l0)Transactionwhilethisnoteisoutstanding,aliquidateddamageschargeof25%oftheoutstandingprincipalbalanceofthisNote,butnotlessthanFifteenThousand

Dollars$15,000,willbeassessedandwillbecomeimmediatelydueandpayabletotheHolder atits election in the form of cash payment or addition to the balance of this Note.

            PreservationofExistence,etc.TheBorrowershallmaintainandpreserve,andcauseeachofitsSubsidiariestomaintainandpreserve,itsexistence,rightsandprivileges,andbecomeorremain,andcauseeachofitsSubsidiaries(otherthandormantSubsidiariesthathavenoorminimumassets)tobecomeorremain,dulyqualifiedandingoodstandingineachjurisdictioninwhichthecharacterofthepropertiesownedorleasedbyitorinwhichthetransaction of its business makes such qualification necessary.

            Non-circumvention.TheBorrowerherebycovenantsandagreesthattheBorrowerwillnot,byamendmentofitsCertificateorArticlesofIncorporationorBylaws,orthroughanyreorganization,transferofassets,consolidation,merger,schemeofarrangement,dissolution,issueorsaleofsecurities,oranyothervoluntaryaction,avoidorseektoavoidtheobservanceorperformanceofanyofthetermsofthisNote,andwillatalltimesingoodfaithcarryoutalltheprovisionsofthisNoteandtakeallactionasmayberequiredtoprotecttherightsoftheHolder.

ARTICLEIII.EVENTS OF DEFAULT

Ifanyofthefollowingeventsofdefault(each,an “Event of Default”) shall occur:

            FailuretoPayPrincipalorInterest.TheBorrowerfailstopaytheprincipalhereoforinterestthereonwhendueonthisNote,whetheratmaturity,uponaccelerationorotherwise.

            ConversionandtheShares.TheBorrowerfailstoissuesharesofCommonStock to the Holder (or announces or threatens in writing that it will not honor its obligation to doso)uponexercisebytheHolderoftheconversionrightsoftheHolderinaccordancewiththetermsofthisNote,failstotransferorcauseitstransferagenttotransfer(issue)(electronicallyorincertificatedform)anycertificateforsharesofCommonStockissuedtotheHolderuponconversion of or otherwise pursuant to this Note as and when required by this Note, the Borrowerdirectsitstransferagentnottotransferordelays,impairs,and/orhindersitstransferagentintransferring(orissuing)(electronicallyorin certificatedform)anycertificateforsharesofCommonStocktobeissuedtotheHolderuponconversionoforotherwisepursuanttothisNoteasandwhenrequiredbythisNote,orfailstoremove(ordirectsitstransferagentnottoremoveorimpairs,delays,and/orhindersitstransferagentfromremoving)anyrestrictivelegend(ortowithdrawanystoptransferinstructionsinrespectthereof)onanycertificateforanysharesofCommon Stock issued to the Holder upon conversion of or otherwise pursuant to thisNote as andwhenrequiredby thisNote(ormakesanywrittenannouncement,statementorthreatthatitdoesnotintendtohonortheobligationsdescribedinthisparagraph)andanysuchfailureshallcontinueuncured(oranywrittenannouncement,statementorthreatnottohonoritsobligationsshallnotberescindedinwriting)forthree(3)businessdaysaftertheHoldershallhavedeliveredaNoticeofConversion.ItisanobligationoftheBorrowertoremaincurrentinitsobligationstoitstransferagent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hinderedorfrustratedduetoabalanceowedbytheBorrowertoitstransferagent.Ifattheoptionofthe

Holder,theHolderadvancesanyfundstotheBorrower’stransferagentinordertoprocessaconversion,suchadvancedfundsshallbepaidbytheBorrowertotheHolderwithinfortyeight

(48) hours of a demand from the Holder.

            Failure toDeliverTransaction Expense Amount.The Borrower fails todelivertheTransactionExpenseAmount(asdefinedinthePurchaseAgreement)totheHolderwithinthree (3) business daysofthedatesuchfee is due.

            BreachofCovenants.TheBorrowerbreachesanymaterialcovenantorothermaterialtermorconditioncontainedinthisNoteandanycollateraldocumentsincludingbutnotlimitedtothePurchaseAgreementandsuchbreachcontinuesforaperiodoften(10)daysafterwritten noticethereoftotheBorrowerfromthe Holder.

            BreachofRepresentationsandWarranties.AnyrepresentationorwarrantyoftheBorrowermadehereinorinanyagreement,statement orcertificategiveninwritingpursuantheretoorinconnectionherewith(including, without limitation,thePurchaseAgreement),shallbefalseormisleadinginanymaterialrespectwhenmadeandthebreachofwhichhas(orwiththepassage of time will have) a material adverse effect on the rights of the Holder with respect tothisNote or the Purchase Agreement.

            ReceiverorTrustee.TheBorroweroranysubsidiaryoftheBorrowershallmakeanassignmentforthebenefitofcreditorsorcommenceproceedingsforitsdissolution,orapplyfor or consent to the appointment of areceiver or trustee for it or for a substantial part of itspropertyorbusiness,orsuchareceiverortrusteeshallotherwisebeappointedfortheBorroweror for a substantial part of its propertyor business without its consent and shall not be dischargedwithin sixty(60)days after such appointment.

            Judgments.Anymoneyjudgment,writorsimilarprocessshallbeenteredorfiled against the Borrower or anysubsidiaryoftheBorroweroranyof its propertyor other assetsformorethan$50,000,andshallremainunvacated,unbondedorunstayedforaperiodoftwenty

(20)daysunlessotherwiseconsentedtobytheHolder,whichconsentwillnotbeunreasonablywithheld.

            Bankruptcy.Bankruptcy,insolvency,reorganizationorliquidationproceedingsor other proceedings, voluntary or involuntary, for relief under anybankruptcylaw or anylaw forthereliefofdebtorsshallbeinstitutedbyoragainsttheBorroweroranysubsidiaryoftheBorrower, or the Borroweradmits in writing its inabilityto pay its debts generallyasthey mature,or have filed against it an involuntary petition for bankruptcy relief, all under federal or state lawsasapplicableortheBorroweradmitsinwritingitsinabilitytopayitsdebtsgenerallyastheymature,orhavefiledagainstitaninvoluntarypetitionforbankruptcyrelief,allunderinternational,federal or state laws as applicable.

            Delisting of Common Stock. The Borrower shall fail to maintain the listing of theCommonStockonatleastoneoftheOTCBB.OTCQBoranequivalentreplacementexchange,theNasdaqNationalMarket,theNasdaqSmallCapMarket,theNewYorkStockExchange,orthe NYSEMKT.

                        FailuretoComplywiththeExchangeAct.TheBorrowershallfailtocomplywiththereportingrequirementsoftheExchangeAct;and/ortheBorrowershallceasetobe subject to the reporting requirements of the Exchange Act.

                        Liquidation.Anydissolution,liquidation,orwindingupofBorroweroranysubstantial portion of its business.

                        CessationofOperations.AnycessationofoperationsbyBorrowerorBorroweradmitsitisotherwisegenerallyunabletopayitsdebtsassuchdebtsbecomedue,provided, however, that anydisclosure of the Borrower’s abilityto continue as a “going concern” shall not bean admission that the Borrower cannot payits debts as theybecome due.

                        MaintenanceofAssets.ThefailurebyBorrowertomaintainanymaterialintellectualproperty rights, personal, real property or other assets which are necessarytoconductits business (whether now or in the future).

                        Financial Statement Restatement.Therestatementofany financialstatementsfiledbytheBorrowerwiththeSECforanydateorperiodfromtwoyearspriortotheIssueDateofthisNoteanduntilthisNoteisnolongeroutstanding,iftheresultofsuchrestatementwould,bycomparisontotheunrestatedfinancialstatement,haveconstitutedamaterialadverseeffect on the rights of the Holder with respect to this Noteor the Purchase Agreement.

                        Reverse Splits. TheBorrowereffectuatesareversesplitofitsCommonStock without twenty(20)dayspriorwrittennoticetotheHolder.

                        Replacement of Transfer Agent. In the event that the Borrower proposes toreplaceitstransferagent,theBorrowerfailstoprovide,priortotheeffectivedateofsuchreplacement,afullyexecutedIrrevocableTransferAgentInstructionsinaformasinitiallydeliveredpursuanttothePurchaseAgreement(includingbutnotlimitedtotheprovisiontoirrevocablyreservesharesofCommonStockintheReservedAmount)signedbythesuccessortransferagenttoBorrowerandtheBorrower.

                        Cessationof Trading.AnycessationoftradingoftheCommonStockonatleastoneoftheOTCBB,OTCQBoranequivalentreplacementexchange,theNasdaqNationalMarket,theNasdaqSmallCapMarket,theNewYorkStockExchange,ortheNYSEMKT,andsuch cessation of trading shall continue for a period of five consecutive (5) Trading Days.

                        Cross-Default.NotwithstandinganythingtothecontrarycontainedinthisNoteortheotherrelatedorcompaniondocuments,abreachordefaultbytheBorrowerofanycovenantorothertermorconditioncontainedinanyoftheOtherAgreements,afterthepassageof all applicable notice and cure or graceperiods, shall, at the option of theHolder, be consideredadefaultunderthisNoteandtheOtherAgreements,inwhicheventtheHoldershallbeentitled(butinnoeventrequired)toapplyallrightsandremediesoftheHolderunderthetermsofthisNoteand the Other Agreements byreason of a default under said Other Agreement or hereunder.“OtherAgreements”means,collectively,allagreementsandinstrumentsbetween,amongorby:

(1)  theBorrower,and,orforthebenefitof,(2)theHolderandanyaffiliateoftheHolder,including,

withoutlimitation,promissorynotes;provided,however,theterm“OtherAgreements”shallnotincludetheagreementsandinstrumentsdefinedastheDocuments.Eachoftheloantransactionswill be cross-defaulted witheach other loan transaction and with all other existing and future debtof Borrower to the Holder.

                        BidPrice.TheBorrowershalllosethe“bid”priceforitsCommonStock($0.0001onthe“Ask”withzeromarketmakersonthe“Bid”perLevel2)and/oramarket(including the OTCBB, OTCQBor an equivalent replacement exchange).

Upon the occurrence and during the continuation of anyEvent of Default specified in Section3.1(solelywithrespecttofailuretopaytheprincipalhereoforinterestthereonwhendueattheMaturityDate),theNoteshallbecomeimmediatelydueandpayableandtheBorrowershallpayto the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum(asdefinedherein).UPONTHEOCCURRENCEANDDURINGTHECONTINUATIONOFANYEVENTOFDEFAULTSPECIFIEDINSECTION3.2,THENOTESHALLBECOMEIMMEDIATELYDUEANDPAYABLEANDTHEBORROWERSHALLPAYTOTHEHOLDER,INFULLSATISFACTION OFITSOBLIGATIONSHEREUNDER, AN AMOUNTEQUALTO:(Y)THEDEFAULTSUM(AS DEFINED HEREIN); MULTIPLIED BY (Z) TWO

(2).Upontheoccurrence andduringthecontinuationofanyEventofDefaultspecifiedinSections

3.1 (solely withrespecttofailuretopaytheprincipalhereoforinterestthereonwhendueonthisNoteuponacceleration),3.3,3.4,3.6,3.8,3.9,3.11,3.12,3.13,3.14,3.15,3.16.3.17,3.18,and/or

3.19exercisablethroughthedeliveryofwrittennoticetotheBorrowerbysuchHolders(the“DefaultNotice”),andupontheoccurrenceofanEventofDefaultspecifiedtheremainingsectionsof Article III(otherthanfailuretopaytheprincipalhereoforinterest thereon at the MaturityDatespecifiedinSection3,1hereof),theNoteshallbecomeimmediatelydueandpayableandtheBorrowershallpaytotheHolder,infullsatisfactionofitsobligationshereunder,anamountequalto(i)150%timesthesumof(w)thethenoutstandingprincipalamountofthisNoteplus(x)accruedandunpaidinterestontheunpaidprincipalamountofthisNotetothedateofpayment(the “Mandatory Prepayment Date”)plus(y) Default Interest,ifany,ontheamountsreferredtoinclauses(w)and/or(x)plus(z)anyamountsowedtotheHolderpursuanttoSections1.3and1.4(g)hereof(thethenoutstandingprincipalamountofthisNotetothedateofpaymentplustheamountsreferredtoinclauses(x),(y)and(z)shallcollectivelybeknownasthe“DefaultSum”)or(ii)attheoptionoftheHolder,the“parity value”oftheDefaultSumtobeprepaid,whereparityvaluemeans(a)thehighestnumberofsharesofCommonStockissuableuponconversionoforotherwisepursuant to suchDefault Sum in accordance with Article I, treating the Trading Dayimmediatelypreceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determiningthelowestapplicableConversionPrice,unlesstheDefaultEventarisesasaresultofabreachinrespectofaspecificConversionDateinwhichcasesuchConversionDateshallbetheConversionDate),multipliedby(b)thehighestTradingPricefortheCommonStockduringtheperiodbeginningonthedateoffirstoccurrenceoftheEventofDefaultandendingoneday priortotheMandatoryPrepaymentDate(the“DefaultAmount”)andallotheramountspayablehereundershallimmediatelybecomedueandpayable,allwithoutdemand,presentmentornotice,allofwhichherebyareexpresslywaived,togetherwithallcosts,including,withoutlimitation,legalfeesandexpenses,ofcollection,andtheHoldershallbeentitledtoexerciseallotherrightsandremedies available at law or in equity.

IftheBorrowerfailstopaytheDefaultAmountwithinfive(5)businessdaysofwrittennoticethatsuchamountisdueandpayable,thentheHoldershallhavetherightatanytime,solongastheBorrowerremainsindefault(andsolongandtotheextentthattherearesufficientauthorizedshares),torequiretheBorrower,uponwrittennotice,toimmediatelyissue,inlieuoftheDefaultAmount,thenumberofsharesofCommonStockoftheBorrowerequaltotheDefaultAmountdividedbytheConversionPricethenineffect.ThisrequirementbytheBorrowershallautomaticallyapplyupontheoccurrenceofanEventofDefaultwithouttheneedforanypartytogive any notice or take any other action.

ARTICLEIV.MISCELLANEOUS

            Failureor IndulgenceNotWaiver.NofailureordelayonthepartoftheHolderintheexerciseofanypower,rightorprivilegehereundershalloperateasawaiverthereof,norshallanysingleorpartialexerciseofanysuchpower,rightorprivilegeprecludeotherorfurtherexercisethereoforofanyotherright,powerorprivileges.Allrightsandremediesexistinghereunder are cumulative to, and not exclusive of, anyrights or remedies otherwise available.

            Notices.Allnotices,demands,requests,consents,approvals,andothercommunicationsrequiredorpermittedhereundershallbeinwritingand,unlessotherwisespecifiedherein,shallbe(i)personallyserved,(ii)depositedinthemail,registeredorcertified,returnreceiptrequested,postageprepaid,(iii)deliveredbyreputableaircourierservicewithchargesprepaid,or(iv)transmittedbyhanddelivery,telegram,or facsimile,addressedassetforthbelowortosuchotheraddressassuchpartyshallhavespecifiedmostrecentlybywrittennotice.Anynoticeorothercommunicationrequiredorpermittedtobegivenhereundershallbedeemedeffective(a)uponhanddeliveryordeliverybyfacsimile,withaccurateconfirmationgeneratedbythetransmittingfacsimilemachine,attheaddressornumberdesignatedbelow(ifdeliveredonabusinessdayduringnormalbusinesshourswheresuchnoticeistobereceived),orthefirstbusinessdayfollowingsuchdelivery(ifdeliveredotherthanonabusinessdayduringnormalbusinesshourswheresuchnoticeistobereceived)or(b)onthesecondbusinessdayfollowingthedateofmailingbyexpresscourierservice,fullyprepaid,addressedtosuchaddress,oruponactualreceiptofsuchmailing,whichevershallfirstoccur.Theaddressesforsuchcommunicationsshall be:

If to the Borrower, to:

Max Sound Corporation2902A Colorado Avenue.Santa Monica, CA 90404Attn: John Blaisure

E-mail: john@maxsounds.com

With a copybyfax onlyto (which copyshall not constitute notice): McMenamin Law Group

460 Park Avenue South, 12thFloor

New York, NY 10016Attn: Paul R. McMenamin

E-mail: paul@mcmenaminlawgroup.comIf to the Holder:

Auctus Fund, LLC

101ArchStreet,20thFloor Boston, MA 02110

Attn:Lou PosnerFacsimile: (617) 532-6420

With a copybyfax onlyto (which copyshall not constitute notice): LucoskyBrookmanLLP

101 Wood Avenue South, 5th FloorWoodbridge, NJ 08830

Attn: Joseph M. Lucosky, Esq.Facsimile: (732) 395-4401

            Amendments.ThisNoteandanyprovisionhereofmayonlybeamendedbyaninstrumentinwritingsignedbytheBorrowerandtheHolder.Theterm“Note”andall reference thereto,asusedthroughoutthisinstrument,shallmeanthisinstrument(andtheotherNotes issuedpursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented,then as so amended or supplemented.

            Assignability.ThisNoteshallbebindingupontheBorroweranditssuccessorsandassigns,andshallinuretobethebenefitoftheHolderanditssuccessorsandassigns.EachtransfereeofthisNotemustbean“accreditedinvestor”(asdefinedinRule501(a)ofthe1933Act).NotwithstandinganythinginthisNotetothecontrary,thisNotemaybepledgedascollateralin connection with abonafide margin account or other lending arrangement.

            CostofCollection.IfdefaultismadeinthepaymentofthisNote,theBorrowershall paythe Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

                GoverningLaw.ThisNoteshallbegovernedbyandconstruedinaccordancewith the laws of the State ofNevadawithout regard to principles of conflicts of laws. AnyactionbroughtbyeitherpartyagainsttheotherconcerningthetransactionscontemplatedbythisNoteshallbebroughtonlyinthestatecourtsofMassachusettsorinthefederalcourtslocatedintheCommonwealthofMassachusetts.ThepartiestothisNoteherebyirrevocablywaiveanyobjectionto jurisdiction and venue of anyaction institutedhereunderandshallnotassertany defense basedonlackofjurisdictionorvenueorbaseduponforumnonconveniens.THEBORROWERHEREBYIRREVOCABLYWAIVESANYRIGHTITMAYHAVETO,ANDAGREESNOTTOREQUEST,AJURYTRIALFORTHEADJUDICATIONOFANYDISPUTEHEREUNDERORINCONNECTIONWITHORARISINGOUTOFTHISNOTEORANYTRANSACTIONCONTEMPLATEDHEREBY.Theprevailingpartyshallbeentitled

torecoverfromtheotherpartyitsreasonableattorney'sfeesandcosts.IntheeventthatanyprovisionofthisNoteoranyotheragreementdeliveredinconnectionherewithisinvalidorunenforceableunderanyapplicablestatuteorruleoflaw,thensuchprovisionshallbedeemedinoperativetotheextentthatitmayconflicttherewithandshallbedeemedmodifiedtoconformwithsuchstatuteorruleoflaw.Anysuchprovisionwhichmayproveinvalidorunenforceableunderanylawshallnotaffectthevalidityorenforceabilityofanyotherprovisionofanyagreement.Eachpartyherebyirrevocablywaivespersonalserviceofprocessandconsentstoprocessbeingservedinanysuit,actionorproceedinginconnectionwiththisAgreementoranyotherTransactionDocumentbymailingacopythereofviaregisteredorcertifiedmailorovernightdelivery(withevidenceofdelivery)tosuchpartyattheaddressineffectfornoticestoitunderthis Agreement and agrees that such service shall constitute good and sufficient service of processandnoticethereof.Nothingcontainedhereinshallbedeemedtolimitinanywayanyrighttoserve process in any other manner permitted by law.

            Certain Amounts.Whenever pursuant to this Note the Borrower is required to payan amount in excess of the outstanding principal amount (or the portion thereof required to bepaidatthattime)plusaccruedandunpaidinterestplusDefaultInterestonsuchinterest,theBorrowerandtheHolderagreethattheactualdamagestotheHolderfromthereceiptofcashpayment on this Note may be difficult to determine and the amount tobe so paid bythe BorrowerrepresentsstipulateddamagesandnotapenaltyandisintendedtocompensatetheHolderinpartforlossoftheopportunitytoconvertthisNoteandtoearnareturnfromthesaleofsharesofCommonStockacquireduponconversionofthisNoteatapriceinexcessofthepricepaidforsuchsharespursuanttothisNote.TheBorrowerandtheHolderherebyagreethatsuchamountofstipulateddamagesisnotplainlydisproportionatetothepossiblelosstotheHolderfromthereceiptof a cash payment without the opportunityto convert this Note into shares of Common Stock.

            PurchaseAgreement.ByitsacceptanceofthisNote,eachpartyagreestobebound bythe applicable terms of the Purchase Agreement.

            NoticeofCorporateEvents.Exceptasotherwiseprovidedbelow,theHolderofthisNoteshallhavenorightsasaHolderofCommonStockunlessandonlytotheextentthatitconvertsthisNoteintoCommonStock.TheBorrowershallprovidetheHolderwithpriornotificationofanymeetingoftheBorrower’sshareholders(andcopiesofproxymaterialsandother information sent to shareholders).In the event of any taking by the Borrower of a record ofitsshareholdersforthepurposeofdeterminingshareholderswhoareentitledtoreceivepaymentofanydividendorotherdistribution,anyrighttosubscribefor,purchaseorotherwiseacquire(includingbywayofmerger,consolidation,reclassificationorrecapitalization)anyshareofanyclassoranyothersecuritiesorproperty,ortoreceiveanyotherright,orforthepurposeofdeterminingshareholderswhoareentitledtovoteinconnectionwithanyproposedsale,leaseorconveyanceofallorsubstantiallyalloftheassetsoftheBorroweroranyproposedliquidation,dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at leasttwenty(20)dayspriortotherecorddatespecifiedtherein(orthirty(30)dayspriortotheconsummationofthetransactionorevent,whicheverisearlier),ofthedateonwhichanysuchrecordistobetakenforthepurposeofsuchdividend,distribution,rightorotherevent,andabriefstatementregardingtheamountandcharacterofsuchdividend,distribution,rightorothereventtotheextentknownatsuchtime. TheBorrowershallmakeapublicannouncementofany event

requiringnotificationtotheHolderhereundersubstantiallysimultaneouslywiththenotificationtotheHolderinaccordancewiththetermsofthisSection4.9including,butnotlimitedto,namechanges, recapitalizations, etc. as soon as possible under law.

                        Usury. If it shall be found that any interest or other amount deemed interestduehereunderviolatestheapplicablelawgoverningusury,theapplicableprovisionshallautomaticallyberevisedtoequalthemaximumrateofinterestorotheramountdeemedinterestpermitted under applicable law. The Borrower covenants (to the extent that it may lawfullydoso)thatitwillnotseektoclaimortakeadvantageofanylawthatwouldprohibitorforgivetheBorrowerfrom paying all or a portion of the principal or interest on this Note.

                        Remedies.TheBorroweracknowledgesthatabreachbyitofitsobligationshereunderwillcauseirreparableharmtotheHolder,byvitiatingtheintentandpurposeofthetransactioncontemplatedhereby.Accordingly,theBorroweracknowledgesthattheremedyatlawforabreachofitsobligationsunderthisNotewillbeinadequateandagrees,intheeventofabreachorthreatenedbreachby theBorroweroftheprovisionsofthisNote,thattheHoldershallbeentitled,inadditiontoallotheravailableremediesatlaworinequity,andinadditiontothepenaltiesassessableherein,toaninjunctionorinjunctionsrestraining,preventingorcuringanybreachofthisNoteandtoenforcespecificallythetermsandprovisionsthereof,withoutthenecessityofshowingeconomiclossandwithoutanybondorothersecuritybeingrequired.NoprovisionofthisNoteshallalterorimpairtheobligationoftheBorrower,whichisabsoluteandunconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and inthe form, herein prescribed.

                        Severability.IntheeventthatanyprovisionofthisNoteisinvalidorunenforceableunderanyapplicablestatuteorruleoflaw,thensuchprovisionshallbedeemedinoperativetotheextentthatitmayconflicttherewithandshallbedeemedmodifiedtoconformwith such statute or rule of law.Anyprovisionhereof which mayprove invalid or unenforceable under any law shall not affect the validityor enforceabilityofanyother provision hereof.

                        DisputeResolution.InthecaseofadisputeastothedeterminationoftheConversionPrice,ConversionAmount,anyprepaymentamountorDefaultAmount,DefaultSum,ClosingorMaturityDate,theclosingbidprice,orfairmarketvalue(asthecasemaybe)orthearithmeticcalculationoftheConversionPriceortheapplicableprepaymentamount(s)(asthecasemaybe),theBorrowerortheHoldershallsubmitthedisputeddeterminationsorarithmeticcalculationsviafacsimile(i)withintwo(2)BusinessDaysafterreceiptoftheapplicablenoticegivingrisetosuchdisputetotheBorrowerortheHolderor(ii)ifnonoticegaverisetosuchdispute,atanytimeaftertheHolderlearnedofthe circumstances givingrisetosuchdispute.IftheHolderandtheBorrowerareunabletoagreeuponsuchdeterminationorcalculationwithintwo

(2)   BusinessDaysofsuchdisputeddeterminationorarithmeticcalculation(asthecasemaybe)beingsubmittedtotheBorrowerortheHolder,thentheBorrowershall,withintwo(2)BusinessDays, submit via facsimile (a) the disputed determination of the Conversion Price, the closing bidprice,theorfairmarketvalue(asthecasemay be)toanindependent,reputable investment bankselected bythe Borrower and approved bythe Holder or (b) the disputed arithmetic calculation oftheConversionPrice,ConversionAmount,anyprepaymentamountorDefaultAmount,DefaultSum to an independent, outside accountant selected by the Holder that is reasonably acceptable to

theBorrower.TheBorrowershallcauseatitsexpensetheinvestmentbankortheaccountanttoperformthedeterminationsorcalculationsandnotifytheBorrowerandtheHolderoftheresultsnolaterthanten(10)BusinessDaysfromthetimeitreceivessuchdisputeddeterminationsorcalculations.Suchinvestmentbank’soraccountant’sdeterminationorcalculationshallbebindingupon all parties absent demonstrable error.

                        Terms of Future Financings.So long as this Note is outstanding, upon any issuanceby theBorroweroranyofitssubsidiariesofanysecuritywithanytermmorefavorabletotheholderofsuchsecurityorwithaterminfavoroftheholderofsuchsecuritythatwasnotsimilarlyprovidedtotheHolderinthisNote,thentheBorrowershallnotifytheHolderofsuchadditionalormorefavorabletermandsuchterm,atHolder’soption,shallbecomeapartofthetransactiondocumentswiththeHolder.Thetypesoftermscontainedinanothersecuritythatmaybemorefavorabletotheholderofsuchsecurity include,butarenotlimitedto,termsaddressingconversiondiscounts,prepaymentrate,conversionlookbackperiods,interest rates, original issuediscounts,stocksaleprice,privateplacementpricepershare,andwarrantcoverage.

[signature page follows]

INWITNESSWHEREOF,BorrowerhascausedthisNotetobesignedinitsnamebyitsdulyauthorized officeras of the date first above written.

MAX SOUND CORPORATION

By:

Name:Greg Halpern

Title: Chief Financial Officer

EXHIBIT ANOTICE OF CONVERSION

Theundersignedherebyelectstoconvert$ principalamountoftheNote(definedbelow)togetherwith$ ofaccruedandunpaidinterestthereto,totaling$ intothatnumberofsharesofCommonStocktobeissuedpursuanttotheconversionoftheNote(“CommonStock”)assetforthbelow,ofMaxSoundCorporation,aDelawarecorporation(the“Borrower”),accordingtotheconditionsoftheconvertiblenoteoftheBorrowerdatedasofAugust19,2015(the“Note”),asofthedatewrittenbelow. No fee will be charged to the Holder for anyconversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[] The Borrower shall electronically transmit the Common Stock issuable pursuant tothisNoticeofConversiontotheaccountoftheundersignedoritsnomineewithDTC through its Deposit WithdrawalAt Custodian system (“DWAC Transfer”).

NameofDTCPrimeBroker: AccountNumber:

[ ] TheundersignedherebyrequeststhattheBorrowerissueacertificateorcertificatesforthenumberofsharesofCommonStocksetforthbelow(whichnumbersarebasedontheHolder’scalculationattachedhereto)inthename(s)specifiedimmediatelybelow or, if additional space is necessary, on an attachment hereto:

Name: [NAME]

Address: [ADDRESS]

Date of Conversion:

Applicable Conversion Price: $ Number of Shares of Common Stock to be Issued

PursuanttoConversionoftheNotes: Amount of Principal Balance Due remaining

UndertheNoteafterthisconversion:

Accrued and unpaid interest remaining:

[HOLDER]

By: Name:[NAME]

Title: [TITLE]Date:[DATE]

4842-8556-5734, v.1-8342-0454, v.1